Exhibit 99.1

Alaska Communications Appoints Peter D. Aquino to Its Board of Directors

ANCHORAGE, Alaska--(BUSINESS WIRE)--February 20, 2019--Alaska Communications Systems Group, Inc. (NASDAQ: ALSK), the leading provider of advanced broadband and managed IT services for businesses and consumers in Alaska, will appoint Peter D. Aquino, an industry veteran, to the board effective March 18, 2019. An independent director, Mr. Aquino will expand the board to nine members.

“We are pleased to welcome Pete to our Board. With over 35 years of experience in the telecommunications industry, including very recent board-level experience in driving shareholder value, Pete brings additional strength to our Board. We would like to thank Aegis Financial, our largest shareholder, for the introduction,” said Ned Hayes, Alaska Communications’ Chairman of the Board.

Peter D. Aquino

Peter D. Aquino is President, Chief Executive Officer, and Director of Internap Corporation (INAP). Mr. Aquino has a track record of successfully guiding major expansion efforts, turnarounds, and strategic partnerships and transactions at both public and private companies.

Prior to assuming his role at INAP, from 2010 until 2013, Mr. Aquino served as Chairman and Chief Executive Officer, and later as Executive Chairman, of Primus Telecommunications Group, Incorporated (PTGi). Under his leadership, PTGi grew into an integrated telecommunications company serving consumer and business customers with voice, data, high-capacity fiber and data center services globally. From 2004 until 2010, Mr. Aquino was the President and Chief Executive Officer of RCN Corporation where he built the company into an all-digital HDTV cable multiple system operator and created an advanced Metro-fiber network through organic and acquisition strategies. Mr. Aquino began his career at Bell Atlantic (now Verizon) in 1983.

Mr. Aquino recently served on the board of directors of Lumos Networks (Nasdaq: LMOS) and FairPoint Communications, Inc. (Nasdaq: FRP), prior to both being sold in 2017.

Mr. Aquino holds a Bachelor’s Degree from Montclair State University in New Jersey, and an M.B.A. from George Washington University in Washington, D.C.

About Alaska Communications

Alaska Communications (NASDAQ: ALSK) is the leading provider of advanced broadband and managed IT services for businesses and consumers in Alaska. The company operates a highly reliable, advanced statewide data network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous U.S. For more information, visit www.alaskacommunications.com or www.alsk.com.

CONTACT:
Alaska Communications Systems Group, Inc.
Media Contact:
Heather Marron, 907-564-1326
or
Investor Contact:
Tiffany Smith, 907-564-7556
investors@acsalaska.com